PRESS RELEASE

INNOSPEC REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS AND ANNOUNCES NEW DIVIDEND POLICY

Adjusted non-GAAP diluted EPS of $0.65 per share

     Year-over-year core business increases sales and gross margins; acquisitions performing well Profitable growth in Fuel Specialties and consistent results in Performance Chemicals Regular dividend of $0.50 per share payable on November 27 to shareholders of record on November 18 Acquisition of Bachman Services Inc. complete; momentum building in Oilfield Specialties business

Littleton, CO – November 5, 2013 – Innospec, Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2013. At the same time, the Company announced that its Board of Directors has approved a new, regular dividend policy and declared an initial dividend payment of $0.50 per common share, which will be paid on November 27, 2013, to shareholders of record on November 18, 2013. The Board of Directors expects that future cash dividends will be paid on a semi-annual basis, subject to declaration by the Board of Directors.

Total net sales for the third quarter were $192.8 million, a 5 percent increase from $183.4 million in the corresponding quarter last year. Net income was $14.0 million, or $0.58 per diluted share, compared to $15.5 million, or $0.65 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $23.6 million, up from the $20.2 million posted in 2012’s third quarter.

Results for the third quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the third quarter was $0.65, the same as reported a year ago. Innospec closed the quarter in a net debt position of $32.7 million as an additional $65.0 million of revolving credit facility was drawn down in order to fund the acquisitions of Chemsil and Chemtec, manage working capital expansions and capital expenditures.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2013			Quarter ended September 30, 2012
	Income			Income
	before			before
	income	Net	Diluted	income	Net	Diluted
(in millions, except share and per share data)	taxes	Income	EPS	taxes	income	EPS

Reported GAAP amounts	$ 18.3	$ 14.0	$0.58	$17.0	$ 15.5	$ 0.65

Acquisition-related costs	1.3	1.0	0.04	0.3	0.2	0.01
Foreign currency exchange losses	0.8	0.6	0.03	0.1	0.1	-
Adjustment of income tax provisions	0.1	0.1	-	(0.2)	(0.2)	(0.01)

	2.2	1.7	0.07	0.2	0.1	-

Adjusted non-GAAP amounts

$

20.5

$ 15.7

$ 0.65 $ 17.2

$ 15.6

$ 0.65

For the first nine months of 2013, total net sales of $577.2 million increased 3 percent from $562.7 million in the corresponding period last year. Net income for the nine-month period was $49.1 million, or $2.04 per diluted share, compared with $55.6 million, or $2.33 per diluted share, a year ago. Excluding special items, diluted earnings per share for the first nine months of 2013 were $2.12, down from $2.44 reported a year ago. EBITDA for the first nine months of 2013 was $77.3 million, compared with $78.2 million a year ago.

“We are pleased with our performance in the third quarter, as our core businesses met or exceeded our expectations in the face of strong competitive and economic pressures,” said Patrick Williams, President and Chief Executive Officer. “And we have good business momentum in both Fuel Specialties and Performance Chemicals going into the fourth quarter, which we believe positions Innospec well for the year end.

“Once again, our Fuel Specialties segment delivered an impressive performance, recording an 8 percent sales improvement over last year and strong gross margins of 31.0 percent. The integration and network expansion of our Strata business; our continued attention to working capital management and cost containment; and our focus on high levels of customer service are important reasons behind our continued strong performance in Fuel Specialties, despite a prevailing tough trading environment.

“We have continued to invest in new product development, and we also feel that our expanded line of fuel detergents is among the best in the world.

“In Performance Chemicals, Personal Care continues to show good growth, in line with the market, and Fragrance Ingredients has performed well despite soft demand. Our sales performance benefitted importantly from our recent acquisitions of Chemsil and Chemtec, which have had an immediate, positive impact on Performance Chemicals results. This has offset the continued softness, oversupply and pricing pressures of the Polymers market. We believe that our new product pipeline, particularly in Personal Care, is very strong and growing.

“We are very pleased with the additions of Chemsil and Chemtec, which have already been recognized by customers as a natural enhancement to our Personal Care product line. The integration of this business and its key people into the Innospec management team is going very well, and we are expecting an important contribution from this business, going forward. As anticipated, the acquisitions have been accretive immediately.

“Our Octane Additives business continues to wind down, as expected, although phasing of orders has meant that the third quarter was below expectations.”

Net sales in Fuel Specialties for the third quarter were $137.4 million, up 8 percent from the $127.0 million reported in last year’s third quarter, primarily driven by 4 percent higher volumes, a 2 percent favorable impact as the Euro strengthened and a 2 percent uplift from the inclusion of the Strata business. By region, sales improved 9 percent in the Americas and 13 percent in EMEA. Sales in Asia-Pacific fell 12 percent, driven by reduced volumes. The Avtel business performed as expected during the quarter. The segment’s gross margin was 31.0 percent, up from 29.0 percent a year ago primarily driven by a richer sales mix and higher margin contribution from the Strata business. Operating income for the quarter was $22.3 million, up from $19.6 million a year ago.

In Performance Chemicals, net sales increased by 2 percent, to $47.9 million. Performance in the Personal Care segment was strong and consistent, as the Chemsil and Chemtec acquisitions contributed a 6 percent sales uplift. Excluding the acquisitions, underlying sales fell by 4 percent as volumes reduced by 4 percent and lower pricing of 1 percent was offset by a 1 percent favorable impact as the Euro strengthened. By region, sales increased 5 percent in EMEA and were unchanged in the Americas and Asia-Pacific from last year’s third quarter. Performance Chemicals’ gross margin was 23.2 percent, up from 22.2 percent a year ago. The segment’s operating income was $5.6 million, unchanged from a year ago.

Octane Additives’ net sales for the quarter were $7.5 million, compared with $9.6 million a year ago, primarily due to the delivery phasing during the quarter, with respect to one significant order. The segment’s gross margin was 49.3 percent, a sharp increase from 36.5 percent in last year’s third quarter. Operating income for the quarter was $2.1 million, up from last year’s $1.5 million.

Corporate costs for the quarter were $9.4 million, compared with $9.1 million a year ago. The increase was primarily due to higher legal, enhanced compliance and acquisition-related costs offset by lower share based compensation accruals. As expected the quarterly pension charge was $0.7 million in the quarter. The current year effective tax rate is 20.9 percent compared to 18.8 percent last year. The Company has been implementing a new company-wide, information system which went live in the U.S. in the quarter. This is a significant investment through which the Company expects to improve efficiencies in order processing and collecting.

Innospec drew down $65.0 million of revolving debt facility in the quarter primarily to fund the acquisitions of Chemsil and Chemtec and accommodate an increase in working capital requirements. As of September 30, 2013, Innospec had $60.3 million in cash, cash equivalents and short-term investments, and debt of $93.0 million.

Mr. Williams concluded, “Once again we are pleased with the momentum of our core businesses through the first nine months and anticipate continued, positive performance throughout the remainder of the year.

“We continue to maintain a healthy financial position and strong cash flow from operations. It is particularly pleasing to announce the institution of a new regular dividend policy which is a natural extension of our efforts to return value to our shareholders, through share buyback programs, special cash distributions and now a regular payout.

“We have been very active with our acquisition growth efforts and in this respect we closed on the acquisition of Bachman Services Inc. and its affiliated companies from its private owners. Adding Bachman’s sales of around $80 million will move us towards critical mass in the Oilfield Specialties business, and provide a greater range of technologies and customer relationships from which to grow our presence in this key market. Our most immediate goal is the successful integration of these businesses into our global organization to realize the growth synergies we have identified. We believe that these acquisitions are shaping up very well, setting the business up nicely for further growth in 2014.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of acquisition-related costs, foreign currency exchange losses and adjustment of income tax provisions. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 900 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the

Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors” in such reports. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-212-994-7505
Robert.Ferris@RFBinder.com

Dan Scorpio
RF|Binder Partners
+1-212-994-7609
Dan.Scorpio@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30

(in millions, except share and per share data)	2013	2012	2013	2012

Net sales	$192.8	$183.4	$577.2	$562.7
Cost of goods sold	(135.4)	(132.7)	(396.6)	(391.3)

Gross profit	57.4	50.7	180.6	171.4

Operating expenses:
Selling, general and administrative	(31.8)	(28.3)	(99.0)	(83.4)
Research and development	(5.7)	(4.8)	(16.6)	(14.4)
Restructuring charge	-	(0.1)	-	(0.2)
Impairment of Octane Additives segment goodwill	(0.4)	(0.3)	(1.0)	(0.9)
Profit on disposal	-	0.1	-	0.1

Total operating expenses	(37.9)	(33.4)	(116.6)	(98.8)

Operating income	19.5	17.3	64.0	72.6
Other net expense	(0.8)	(0.1)	(0.8)	(3.3)
Interest expense, net	(0.4)	(0.2)	(1.1)	(0.8)

Income before income taxes	18.3	17.0	62.1	68.5
Income taxes	(4.3)	(1.5)	(13.0)	(12.9)

Net income	$14.0	$15.5	$49.1	$55.6

Earnings per share:
Basic	$0.59	$0.67	$2.09	$2.40
Diluted	$0.58	$0.65	$2.04	$2.33

Weighted average shares outstanding (in thousands):
Basic	23,621	23,240	23,518	23,148
Diluted	24,096	23,923	24,085	23,872

INNOSPEC INC. AND SUBSIDIARIES

				Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Nine Months Ended
	September 30		September 30

(in millions)	2013	2012	2013	2012

Net sales:
Fuel Specialties	$137.4	$127.0	$403.6	$372.2
Performance Chemicals	47.9	46.8	140.2	138.2
Octane Additives	7.5	9.6	33.4	52.3

	192.8	183.4	577.2	562.7

Gross profit:
Fuel Specialties	42.6	36.8	130.1	110.2
Performance Chemicals	11.1	10.4	32.9	33.6
Octane Additives	3.7	3.5	17.6	27.6

	57.4	50.7	180.6	171.4

Operating income:
Fuel Specialties	22.3	19.6	66.4	58.2
Performance Chemicals	5.6	5.6	17.1	18.8
Octane Additives	2.1	1.5	13.0	21.9
Pension (charge)/credit	(0.7)	-	(2.1)	0.2
Corporate costs	(9.4)	(9.1)	(29.4)	(25.5)

	19.9	17.6	65.0	73.6

Restructuring charge	-	(0.1)	-	(0.2)
Impairment of Octane Additives segment goodwill	(0.4)	(0.3)	(1.0)	(0.9)
Profit on disposal	-	0.1	-	0.1

Total operating income	$19.5	$17.3	$64.0	$72.6

				Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Nine Months Ended
	September 30		September 30

(in millions)	2013	2012	2013	2012

Net income	$14.0	$15.5	$49.1	$55.6
Interest expense, net	0.4	0.2	1.1	0.8
Income taxes	4.3	1.5	13.0	12.9
Depreciation and amortization	4.5	2.7	13.1	8.0
Impairment of Octane Additives segment goodwill	0.4	0.3	1.0	0.9

EBITDA	23.6	20.2	77.3	78.2

Fuel Specialties	24.4	20.6	72.9	61.2
Performance Chemicals	7.1	6.5	21.0	21.6
Octane Additives	2.4	1.9	14.0	22.9
Pension (charge)/credit	(0.7)	-	(2.1)	0.2
Corporate costs	(8.8)	(8.7)	(27.7)	(24.3)

	24.4	20.3	78.1	81.6
Restructuring charge	-	(0.1)	-	(0.2)
Profit on disposal	-	0.1	-	0.1
Other net expense	(0.8)	(0.1)	(0.8)	(3.3)

EBITDA	$23.6	$20.2	$77.3	$78.2

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in millions)	2013	2012

Assets

Current assets:
Cash and cash equivalents	$53.9	$22.4
Short-term investments	6.4	5.1
Trade and other accounts receivable	113.0	115.7
Inventories	167.3	138.3
Current portion of deferred tax assets	11.0	11.0
Prepaid expenses	6.6	4.1
Prepaid income taxes	5.0	-

Total current assets	363.2	296.6

Property, plant and equipment	50.7	49.8
Goodwill	165.3	149.0
Other intangible assets	104.8	68.6
Deferred finance costs	1.7	1.3
Deferred tax assets, net of current portion	11.2	12.7
Other non-current assets	1.0	1.4

Total assets	$697.9	$579.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$56.9	$57.3
Accrued liabilities	82.6	72.1
Accrued income taxes	-	3.2
Current portion of long-term debt	5.0	5.0
Current portion of plant closure provisions	3.7	5.1
Current portion of unrecognized tax benefits	5.4	3.0
Current portion of deferred tax liabilities	0.1	0.2
Current portion of deferred income	0.1	1.4

Total current liabilities	153.8	147.3

Long-term debt, net of current portion	88.0	25.0
Plant closure provisions, net of current portion	27.4	25.3
Unrecognized tax benefits, net of current portion	7.1	9.8
Deferred tax liabilities, net of current portion	3.2	3.6
Pension liabilities	36.7	46.0
Acquisition-related contingent consideration	4.6	4.3
Other non-current liabilities	0.2	0.2
Deferred income, net of current portion	0.9	0.9
Total stockholders’ equity	376.0	317.0

Total liabilities and stockholders’ equity	$697.9	$579.4

			Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
		September 30

(in millions)	2013		2012

Cash Flows from Operating Activities

Net income	$49.1		$55.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13.4		8.3
Impairment of Octane Additives segment goodwill	1.0		0.9
Deferred taxes	0.9		0.9
Profit on disposal of property, plant and equipment	-		(0.1)
Repayment of promissory note in civil complaint settlement	(5.0)		(5.0)
Changes in working capital	(15.6)		6.0
Excess tax benefit from stock based payment arrangements	(2.9)		(2.1)
Accrued income taxes	(5.3)		1.0
Movement on plant closure provisions	0.6		-
Cash contributions to defined benefit pension plans	(8.1)		(7.0)
Non-cash expense of defined benefit pension plans	2.6		0.1
Stock option compensation	1.9		2.4
Movements on unrecognized tax benefits	(0.3)		(0.1)
Movements on other non-current assets and liabilities	(0.5)		(1.9)

Net cash provided by operating activities	31.8		59.0

Cash Flows from Investing Activities

Capital expenditures	(6.6)		(5.7)
Business combinations, net of cash acquired	(50.6)		-
Capitalization of internally developed software and other costs	(9.0)		(6.4)
Proceeds on disposal of property, plant and equipment	0.1		0.2
Purchase of short-term investments	(5.3)		(3.3)
Sale of short-term investments	4.1		4.2

Net cash (used in) investing activities	(67.3)		(11.0)

Cash Flows from Financing Activities

Net receipt of revolving credit facility	68.0		4.0
Refinancing costs	(0.7)		-
Excess tax benefit from stock based payment arrangements	2.9		2.1
Issue of treasury stock	0.7		0.8
Repurchase of common stock	(3.7)		(1.4)

Net cash provided by financing activities	67.2		5.5
Effect of foreign currency exchange rate changes on cash	(0.2)		(0.1)

Net change in cash and cash equivalents	31.5		53.4
Cash and cash equivalents at beginning of period	22.4		76.2

Cash and cash equivalents at end of period	$53.9		$129.6

Amortization of deferred finance costs of $0.3 million (2012 - $0.3 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.